Exhibit 99.1

The OLB Group, Inc. Announces One-for-Thirty Reverse Stock Split

Split to be effective tomorrow, Tuesday, November 12, 2019

New York, NY – November 11, 2019 - The OLB Group, Inc. (OTC: OLBG) (“OLB” or the “Company”), a FinTech company and a payment facilitator that, through our subsidiaries, focuses on a suite of products in the merchant services and payment facilitator verticals, today announced that, effective at 9:00 a.m. Eastern Standard Time on Tuesday, November 12, 2019, the Company will implement a 1-for-30 reverse stock split of the Company’s common stock.

Beginning on November 12, 2019, OLB’s common stock will trade on the OTC Market on a reverse split-adjusted basis under the new CUSIP number 67086U307. The Company’s common stock will trade for 20 days on a post-split basis under the temporary symbol “OLBGD,” with the “D” added to signify that the reverse stock split has occurred.

The reverse split was approved by the Company’s board of directors under authority granted by the Company’s stockholders as described in the Company’s Information Statement dated October 15, 2019. Stockholders will not need to take any action with respect to the reverse stock split.

The reverse stock split uniformly affects all issued and outstanding shares of the Company’s common stock. The reverse stock split will reduce the number of shares of common stock issued and outstanding from approximately 162.3 million to approximately 5.4 million. The reverse stock split will not alter any stockholder's percentage ownership interest in OLB. The amount of authorized common stock, as well as the par value for the common stock, will not be affected. The shares of common stock underlying the Company’s outstanding stock options and warrants will be similarly adjusted. Any fractional shares resulting from the reverse stock split will be rounded up to the nearest whole share.

Transfer Online, Inc. (“Transfer Online”) is acting as the exchange agent and transfer agent for the reverse stock split. Transfer Online will provide instructions to stockholders with physical certificates regarding the optional process for exchanging their pre-split stock certificates for post-split stock certificates.

About The OLB Group, Inc.

The OLB Group, Inc. based in New York, is a FinTech company and a payment facilitator that, through our subsidiaries, focuses on a suite of products in the merchant services and payment facilitator verticals.

These services include electronic payment processing, cloud-based multi-channel commerce platform solutions for small to medium-sized businesses and crowdfunding services. The Company is focused on providing these integrated business solutions to merchants throughout the United States through three wholly-owned subsidiaries, eVance, Inc., Omnisoft.io, Inc., and CrowdPay.us, Inc.

To learn more about OLB, visit www.olb.com.